EXHIBIT 5

         [LETTERHEAD OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON]






                                                           212-859-8136
August 13, 1998                                         (FAX: 212-859-858)

The Turner Corporation
375 Hudson Street
New York, NY  10014

Ladies and Gentlemen:

          We have acted as special counsel for The Turner Corporation, a Delaware corporation ("Turner"), in connection with the registration, pursuant to a Registration Statement on Form S-8 (the "Form S-8"), of 750,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of Turner. The Shares may be issued by Turner under The Turner Corporation 1998 Stock Incentive Plan (the "Plan") upon the exercise of options issued under the Plan to employees, officers, consultants, advisors and directors of Turner. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Turner, and such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of Turner as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the documents and certificates and oral or written statements and other information of or from representatives of Turner and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. Finally, we assume that the consideration for any such Shares issued under the Plan will be at least equal to par value of the Shares.

          Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and that such Shares, when issued, paid for and delivered as authorized in accordance with the Plan, will be validly issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

          We hereby consent to the filing of this opinion as an exhibit to the Form S-8 relating to the registration of the Shares. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                 Very truly yours,



                                 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                 By  /s/ Jeffrey Bagner
                                    -------------------------------------
                                              Jeffrey Bagner